EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-244394 and Form S-3ASR No. 333-268404; and Forms S-8 No. 333-160354, No. 333-197709, No. 333-221489, No. 333-234736, and No. 333-281048) of Brookdale Senior Living Inc. of our reports dated February 19, 2025 with respect to the consolidated financial statements of Brookdale Senior Living Inc. and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in this Annual Report (Form 10-K) of Brookdale Senior Living Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois
February 19, 2025